Exhibit 10.7

NEW CRYSTAL TECHNOLOGY SERVICES WARRANT AGREEMENT

FAT PROJECTS ACQUISITION CORP.

and

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.

SHARE WARRANT AGREEMENT

i

THIS AGREEMENT (the “Agreement”) is dated August [●] 2022 BETWEEN:

(1) FAT PROJECTS ACQUISITION CORP. (Company Registration Number: 374480) a Cayman Islands exempted company limited by shares whose office address is at 27 Bukit Manis Road, Singapore 099892 and whose registered office is at Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Company”); and

(2) CRYSTAL TECHNOLOGY SERVICES PTE. LTD. (Company Registration Number: 201802980W), a Singapore private company limited by shares, whose registered office is at 446 Hougang Avenue 08, #08-1633, Singapore 530446 (the “Warrantholder”),

(each a “Party” and together the “Parties”).

RECITALS:

(A) The Company is a Cayman Islands exempted company limited by shares.

(B) The Company has determined to create and issue Warrants to subscribe for Warrant Shares on the terms and subject to the conditions of this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement and in the Schedules unless the context requires otherwise:

“Avanseus” means Avanseus Holdings Pte. Ltd. (Company Registration Number: 201526265R), a company incorporated under the laws of Singapore, whose registered office is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024.

“Avanseus Solution” means artificial intelligence software written and developed by Avanseus (as defined below) that monitors a communications or manufacturing system and predicts pending failures so that they can be prevented before they fail instead of being fixed after they fail or that monitors inventory and customer demand and predicts customer demand to optimize inventory;

“Board” means the board of directors of the Company;

“Business Combination Agreement” means the Business Combination Agreement entered into on or about the date hereof between the Company and Avanseus;

“Business Day” means any day other than a Saturday, Sunday or day on which banks in Singapore are required or permitted to be closed;

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands;

“Change of Control” means any merger, acquisition, disposal, joint venture, reorganisation or other transaction that results in a (direct or indirect) change of control of the Company;

“Channel Partner” means a vendor of communications or manufacturing products, services or Solutions who is party to a contract or agreement with Avanseus pursuant to which the products, services or solutions of the vendor either (i) contain Embedded Avanseus Solutions and are marketed and sold through the joint efforts and cooperation of the vendor and Avanseus or (ii) are marketed and sold with Custom Avanseus Solutions through the joint efforts and cooperation of the vendor and Avanseus and such contract or agreement is referred to herein as a “Channel Partner Agreement”;

“Channel Partner Purchase Order” means Contracts and / or purchase orders received by Avanseus for sales of Custom Avanseus Solutions or products, services or solutions that contain Embedded Avanseus Solutions pursuant to a Channel Partner Agreement;

“Constitution” means the Third Amended and Restated Memorandum of Association of the Company;

“Contract” means a binding contract or agreement between a vendor and a customer or a purchase order issued to a vendor by a customer that is binding on the customer if accepted without change by the vendor;

“Crystal Technology” means the initial Warrantholder to whom the Warrants were originally issued pursuant to this Agreement;

“Custom Avanseus Solutions” means an Avanseus Solution or other Avanseus services / solutions, including such solutions as envisaged under Clause 4.1(c)(i), that is designed and installed or implemented directly into a Customer’s existing software or existing communications, manufacturing, inventory control or other Customer system, for the provision of services / solutions as mutually agreed;

“Customer” means a legal entity who purchases as an end user, software, services or solutions from Avanseus or from a third-party vendor;

“C-level Officer” means an executive officer of an organization who is or reports directly to the organization’s chief executive officer, chief operating officer or chief marketing officer;

“Embedded Avanseus Solution” means an Avanseus Solution that is embedded in or integrated with a third-party software solution, such as but not limited to Amazon Web Services®, Microsoft Azure® or Google Cloud Platform®;

“Excluded Purchase Orders” has the meaning ascribed to it in Clause 4.1(d);

“Exercise Conditions” has the meaning ascribed to it in Clause 4.1;

“Exercise Notice” a notice in writing in the form, or substantially in the form, set out in Schedule 1;

“Expert Accountant” means an audit partner who at the relevant time is from Avanseus’ audit firm (or such other accounting professional as may be mutually agreed between the parties), acting as an arbitrator;

“Hyperscaler” means a provider of software, hardware and facilities that scale a distributed computing environment (where examples of Hyperscalers include but are not limited to Amazon Web Services®, Microsoft Azure® or Google Cloud Platform®);

“Liquidity Event” means any of the following:

(a)	a sale, lease, transfer, exclusive license (without retaining any rights other than the right to license fees) or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company; or

(b)	an acquisition, whether by merger, amalgamation, restructuring, reconstruction, consolidation or other reorganization, in which:

(i) the Company is a constituent party;

(ii) a subsidiary of the Company is a constituent party and the Company issues shares in the capital of the Company pursuant to such transaction, and shareholders of the Company immediately prior to such transaction will, immediately after such transaction, hold less than fifty per cent. (50%) of the voting shares in the capital of the surviving or resulting corporation; or

(iii) a sale, in a single transaction or series of related transactions, of fifty per cent. (50%) or more of the voting shares in the capital of the Company;

“Ordinary Shares” means the Class A ordinary shares of the Company;

“Originate” means to introduce Avanseus to a third party and exert material commercial efforts on behalf of Avanseus that results in a Contract with Avanseus (which is evidenced by a written acknowledgement signed by a C-level Officer of Avanseus prior to the execution of such Contract, confirming the Warrantholder was to target and exert such efforts in respect of such Contract), and “Originated” and “Originates” and similar terms have correlative meanings;

“Register” has the meaning ascribed to it in Clause 3.4;

“Representatives” has the meaning ascribed to it in Clause 9.1(c);

“Singapore Companies Act” means the Companies Act 1967 of Singapore;

“Subscription Price” means US$0.01 per share;

“Systems Integrator” means a company that specializes in implementing, planning, coordinating, scheduling, testing, improving and sometimes maintaining a computer system comprised of components from multiple unrelated suppliers. Examples of Systems Integrators include but are not limited to Capgemini, Cognizant, Deloitte, IBM, Accenture, Tata Consultancy Services, Infosys, Boomi, CGI and Aspire Systems;

“Telecommunications Manufacturer” means a manufacturer of telecommunications equipment;

“Telecommunications Company” means an operator of a telecommunications systems, as mutually agreed between the Company and the Warrantholder from time to time;

“Tranche” has the meaning ascribed to it in Clause 4.1;

“Tranche 1 Warrants” means 100,000 of the Warrants that become exercisable upon satisfaction of the Tranche 1 Vesting Criteria;

“Tranche 2 Warrants” means 50,000 of the Warrants that become exercisable upon satisfaction of the Tranche 2 Vesting Criteria;

“Tranche 3 Warrants” means 200,000 of the Warrants that become exercisable upon satisfaction of the Tranche 3 Vesting Criteria;

“Tranche 4 Warrants” means 650,000 of the Warrants that become exercisable in accordance with Clause 4.1(d);

“Tranche 4 Objection Statement” has the meaning ascribed to it in Clause 4.1(d)(i);

“Tranche 4 Quarterly Payment Amount” has the meaning ascribed to it in Clause 4.1(d)(i);

“Tranche 4 Vesting Notice” has the meaning ascribed to it in Clause 4.1(d)(i);

“Warrant” means each of the rights created by this Agreement entitling the Warrantholder to subscribe for one Warrant Share for the Subscription Price on the terms set out in this Agreement, comprising the Tranche 1 Warrants, Tranche 2 Warrants, Tranche 3 Warrants, Tranche 4 Warrants subject to adjustment as provided in this Agreement;

“Warrant Shares” means the Company’s Ordinary Shares; and

“US$” means United States dollars, the lawful currency of the United States of America.

1.2	Control: The word “control” (including its correlative meanings, “controlled by”, “controls” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.3	Clauses, Schedules, etc.: References to this Agreement include any Recitals and Schedules to it and references to Clauses and Schedules are to the clauses of, and schedules to, this Agreement. The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.4	References to Subsidiaries and Related Corporations: The words “subsidiary” and “related corporation” shall have the same meanings in this Agreement as their respective definitions in the Singapore Companies Act.

1.5	Headings: The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

1.6	Including: Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

1.7	Interpretation Act: The Interpretation Act 1965 of Singapore, shall apply to this Agreement in the same way as it applies to an enactment.

1.8	Subsidiary Legislation: References to a statute or statutory provision include any subsidiary or subordinate legislation made from time to time under that statute or statutory provision.

1.9	Modification etc. of Statutes: References to a statute or statutory provision include that statute or statutory provision as from time to time modified, re-enacted or consolidated (whether before or after the date hereof), so far as such modification, re-enactment or consolidation applies or is capable of applying to any transaction entered into in accordance with this Agreement and (so far as liability thereunder may exist or can arise) shall also include any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which such statute or provision has directly or indirectly replaced.

1.10	Others

(a) References to “this Agreement” includes all amendments, additions, and variations thereto agreed between the relevant Parties in accordance with Clause 8.

(b) References to “day”, “month” or “year” is a reference to a day, month or year respectively in the Gregorian calendar.

(c) References to a person include any company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality).

(d) Except where the context specifically requires otherwise, reference to a party or parties is to a Party or Parties.

(e) References to “writing” or “written” includes any non-transitory form of visible reproduction of words.

(f) Any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	EFFECTIVE DATE OF AGREEMENT

2.1	This Agreement shall only become effective (a) if the Closing (as defined in the Business Combination Agreement) occurs and (b) the Share Warrant Agreement dated 17 December 2021 between the Warrantholder and Avanseus (the “Old Warrant Agreement”) is terminated on the Closing Date (as defined in the Business Combination Agreement) without any further liability thereunder on the part of either party thereto other than provisions thereof that are intended to survive such termination. If the Closing occurs and the Old Warrant Agreement is terminated on the Closing Date, then this Agreement shall be effective as of the Closing Date. If (y) the Business Combination Agreement is terminated without the occurrence of the Closing or (z) the Old Warrant Agreement is not terminated on the Closing Date, this Agreement shall be null and void ab initio and of no force or effect. Warrantholder and the Company hereby agree that if the Closing occurs and this Agreement becomes effective, the Old Warrant Agreement shall be automatically terminated with effect from the date of the Business Combination Agreement, and Warrantholder shall execute and deliver to the Company and Avanseus Holdings Pte. Ltd. on the Closing Date a termination of the Old Warrant Agreement in substantially the form attached hereto as Schedule 3.

3.	CREATION AND ISSUE OF WARRANTS

3.1	The Company hereby constitutes the Warrants on the terms and subject to the conditions of this Agreement.

3.2	The Warrants shall confer the right (but not the obligation) on the Warrantholder to subscribe for Warrant Shares on the terms and subject to the conditions of this Agreement.

3.3	The Warrants shall be issued on the date of this Agreement to the Warrantholder.

3.4	The Company shall maintain a register of Warrantholders (the “Register”) in accordance with Schedule 2.

4.	EXERCISE OF WARRANTS

4.1	The Warrants may be exercised by the Warrantholder in the following four (4) tranches (each, a “Tranche”), provided that the exercise conditions for each Tranche described in this Clause (the “Exercise Conditions”) are met:

Tranche 1:

(a)	Tranche 1 Vesting. The Tranche 1 Warrants will vest and become exercisable on the Tranche 1 Vesting Date provided the Tranche 1 Vesting Date occurs before the Tranche 1 Vesting Deadline.

(i)	“Tranche 1 Vesting Criteria” means the entry by Avanseus into a Contract Originated by Crystal Technology where (i) Avanseus partners with a Hyperscaler, and/or a Systems Integrator and/or Telecommunications Company, (ii) the Contract provides for minimum aggregate payments to Avanseus of US$1,000,000, and (iii) results in the provision of a Solution to a Telecommunications Company that contains an Embedded Avanseus Solution.

(ii)	“Tranche 1 Vesting Date” means the date of the receipt by Avanseus of the first payment pursuant to the Contract described in the Tranche 1 Vesting Criteria.

(iii)	“Tranche 1 Vesting Deadline” means December 31, 2023.

Tranche 2:

(b)	Tranche 2 Vesting. The Tranche 2 Warrants will vest and become exercisable on the Tranche 2 Vesting Date provided that the Tranche 2 Vesting Date occurs before the Tranche 2 Vesting Deadline.

(i)	“Tranche 2 Vesting Criteria” means Avanseus entering into a Contract for the provision of one or more Custom Avanseus Solutions to a Telecommunications Company which (i) is publicly announced by an official press release issued by the C-Level Officer of the Telecommunications Company (the content of which will need to be agreed with Avanseus) and (ii) was Originated by Crystal Technology.

(ii)	“Tranche 2 Vesting Date” means the date on which the Tranche 2 Vesting Criteria are satisfied.

(iv)	“Tranche 2 Vesting Deadline” means December 31, 2023.

Tranche 3:

(c)	Tranche 3 Vesting. Half of the Tranche 3 Warrants will vest and become exercisable on the Tranche 3 Vesting Date with respect to each of two Contracts described in the Tranche 3 Vesting Criteria provided that the Tranche 3 Vesting Date for that Contract occurs before the Tranche 3 Vesting Deadline.

(i)	“Tranche 3 Vesting Criteria” means Avanseus entering into a Contract with a Telecommunications Company / Channel Partner or a Systems Integrator for a solution to be deployed in one or more countries within the European Union, which Contract (i) is for the provision of one or more Custom Avanseus Solutions (A) for Data Centers within the operations infrastructure of the Telecommunications Company, (B) prediction of the degradation of the performance of one or more software applications of the Telecommunications Company, (C) for reducing the energy usage of the Telecommunications Company, (D) for detecting anomalies or outliers in the performance of the Telecommunications Company’s telecommunications network or (E) for the provision of services / solutions as mutually agreed (ii) provides for minimum aggregate payments to Avanseus of US$1,000,000 and (iii) was Originated by Crystal Technology.

(ii)	“Tranche 3 Vesting Date” means with respect to each Contract described in the Tranche 3 Vesting Criteria, the date of the receipt by Avanseus of the first payment pursuant to that Contract.

(iv)	“Tranche 3 Vesting Deadline” means December 31, 2024.

Tranche 4:

(d)	Tranche 4 Vesting. Tranche 4 Warrants will vest at the rate of one (1) warrant for each US$30.7692 of Channel Partner Purchase Order payments actually received by Avanseus pursuant to Contracts entered into by Avanseus between the date of this Agreement and December 31, 2024 (excluding the first US$1,000,000 of payments received by Avanseus with respect to Contracts described in the Tranche 1 Vesting Criteria, and excluding the first US$1,000,000 of payments received by Avanseus with respect to Contracts described in the Tranche 3 Vesting Criteria (the “Excluded Purchase Orders”) subject to the requirements, provisions and limitations set forth in this Clause 4.1(d), and will be exercisable within a period of 30 days after the date upon which each Tranche 4 Quarterly Payment Amount is deemed final in accordance with this Clause 4.1(d)(i) to (v). Each Tranche 4 Warrant vested shall expire on the fifth anniversary of the date on which such Tranche 4 Warrant vested in accordance with this Clause 4.1(d) and upon expiry the relevant Tranche 4 Warrant shall be deemed forfeited.

(i)	Within fifteen (15) Business Days after the end of each calendar quarter, Avanseus will determine the amount of Channel Partner Purchase Order payments actually received by Avanseus (each a “Tranche 4 Quarterly Payment Amount”) and provide Crystal Technology with written notice of the amount of such Channel Partner Purchase Order for that calendar quarter, the calculation thereof in reasonable detail and the number of Tranche 4 Warrants that have vested for that calendar quarter as a result of Avanseus’ receipt of such payments (a “Tranche 4 Vesting Notice”). Unless Crystal Technology disputes the amount of any Tranche 4 Vesting Notice within ten (10) Business Days of its receipt of that Tranche 4 Vesting Notice by written notice to Avanseus (a “Tranche 4 Objection Statement”), Avanseus’ determination of the amount of Channel Partner Purchase Order payments received for the calendar quarter and the number of Tranche 4 Warrants that vest for that calendar quarter will be final and binding. If Crystal Technology delivers a Tranche 4 Objection Statement, Avanseus shall grant Crystal Technology and/or its representatives reasonable access during normal business hours to Avanseus’ books and records pertaining to Channel Partner Purchase Orders for the following 10 Business Days in order to verify Avanseus’ computations.

(ii)	If Avanseus and Crystal Technology cannot resolve any dispute with respect to any Tranche 4 Vesting Notice and a Tranche 4 Objection Statement within 20 Business Days following Crystal Technology’s timely delivery of the Objections Statement, all remaining objections will be resolved by the Expert Accountant. Avanseus and Crystal Technology will each be responsible for their own costs in resolving the objections and will evenly split the Expert Accountant’s fees and costs. The procedure for resolution of the objections shall be limited to (i) each of Avanseus and Crystal Technology making a single written submission to the Expert Accountant, and (ii) a single telephone conference call or virtual meeting among the Expert Accountant, Avanseus and Crystal Technology unless the Expert Accountant requests additional submissions or conferences, and Avanseus and Crystal Technology shall use reasonable efforts to cause the Expert Accountant to issue his or her written determination within 60 days after the dispute is submitted to the Expert Accountant. The Expert Accountant’s determination shall be final, binding and non-appealable and may be entered in any court of competent jurisdiction.

(iii)	The vesting of Tranche 4 Warrants shall be limited to the first US$20,000,000 of Channel Partner Purchase Order payments (excluding payments under the Excluded Purchase Orders) actually received by Avanseus pursuant to Contracts entered into by Avanseus between the date of this Agreement and December 31, 2024.

(iv)	Notwithstanding any other provision hereof to the contrary if by midnight on December 31, 2023, Avanseus has not entered into Contracts between the date of this Agreement and December 31, 2023 falling within Clause 4.1(d) above for Channel Partner Purchase Order payments to Avanseus of in aggregate at least US$10,000,000 (excluding the Excluded Purchase Orders) then the Warrantholder shall be deemed to have forfeited a number of Tranche 4 Warrants equal to: (A) the difference between US$10,000,000 and the aggregate amount of Channel Partner Purchase Order payments payable to Avanseus under such Contracts, divided by (B) US$30.7692.

Example:

At 31 December 2023, if Avanseus has entered into Contracts between the date of this Agreement and December 31, 2023 for Channel Partner Purchase Order payments (excluding Excluded Purchase Orders) of in aggregate US$8M, then the number of Tranche 4 Warrants forfeited is: US$2M / US$30.7692 = 65,000.

(v)	Notwithstanding any other provision hereof to the contrary, if by midnight on December 31, 2024, Avanseus has not entered into Contracts between this Agreement date and December 31, 2024 falling within Clause 4.1(d) above for Channel Partner Purchase Order payments to Avanseus of in aggregate at least US$20,000,000 then the Warrantholder shall be deemed to have forfeited a number of Tranche 4 Warrants equal to: (A) the difference between US$20,000,000 and the aggregate amount of Channel Partner Purchase Order payments payable to Avanseus under such Contracts, divided by (B) US$30.7692. Any and all Warrants forfeited under Clause 4.1(d) (iv) above will be removed from the calculation of the USD 20,000,000 referred in this clause.

Example:

At December 31st, 2024, if Avanseus has entered into Contracts between the date of this Agreement and December 31st, 2024 for Channel Partner Purchase Order payments (excluding Excluded Purchase Orders) of in aggregate US$18M, then the number of Tranche 4 Warrants forfeited is: US$2M / US$30.7692 = 65,000.

4.2	Where applicable, the Parties shall discuss and negotiate in good faith mutually agreed terms for Channel Partner Purchase Order payments generated by the Warrantholder for Avanseus in excess of the first USD 20,000,000 (excluding the Excluded Purchase Orders) as referred to in Clause 4.1(d).

4.3	If an effective resolution is passed or an order is made for the winding up of the Company (otherwise than for the purposes of a reconstruction, consolidation, amalgamation or merger of the Company), all unexercised Warrants shall automatically lapse and cease to be exercisable on the date of that resolution or order.

4.4	The Warrantholder may exercise any vested Warrants on any number of occasions by lodging a duly completed Exercise Notice (the form of which is set out in Schedule 1) with the Company in accordance with Clause 13, together with any other documentation the Company may require (including but not limited to a share application form). Once lodged with the Company, an Exercise Notice shall be irrevocable save with the consent of the Board.

5.	ADJUSTMENTS

5.1	Shares Dividends; Subdivisions. If after the date hereof, the number of outstanding Ordinary Shares is increased by a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares, or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

5.2	Aggregation of Shares. If after the date hereof, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

5.3	Adjustments in Exercise Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Clauses 5.1 and 5.2 above, the Subscription Price shall be adjusted (to the nearest cent) by multiplying such Subscription Price immediately prior to such adjustment by a fraction (x) the number of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

5.4	Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Clause 5.1 or 5.2 hereof or that solely affects the par value of the Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrantholder shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares of the Company immediately theretofore receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrantholder would have received if such Warrantholder had exercised his, her or its Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Ordinary Shares covered by Clause 5.1 or 5.2, then such adjustment shall be made pursuant to Clauses 5.1, 5.2, and this Clause 5.4. The provisions of this Clause 5.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Subscription Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

5.6	Notices of Changes in Warrant. Upon every adjustment of the Subscription Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Subscription Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Clauses 5.1, 5.2, or 5.4, then, in any such event, the Company shall give written notice to Warrantholder, at the last address set forth for such holder in the Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

5.7	No Fractional Warrants or Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Clause 5, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Ordinary Shares to be issued to the Warrantholder.

5.8	Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subclauses of this Clause 5 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Clause 5, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Clause 5 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

6.	ISSUE OF WARRANT SHARES

6.1	Subject to the Constitution, the Cayman Companies Act and any applicable legal and regulatory requirements, completion of the allotment and issue of Warrant Shares following an exercise of the Warrants in accordance with Clause 4 shall take place at the registered office of the Company within twenty (20) Business Days (or such other place and date as mutually agreed by the Parties) after receipt by the Company of:

(a) all of the documents referred to in Clause 4.4; and

(b) payment by telegraphic transfer to the Company’s Bank Account (to be notified by the Company to the Warrantholder) of the relevant Subscription Price for the number of Warrant Shares specified in the relevant Exercise Notice.

6.2	Upon completion of an allotment and issue of Warrant Shares, the Company shall, subject to the Constitution:

(a) Enter, or cause to be entered by the Company’s registrar and transfer agent, the Warrantholder (or its nominee, as appropriate) in the Company’s register of shareholders as the holder of the number of Warrant Shares issued to it; and

(b) Deliver, or cause to be delivered by the Company’s registrar and transfer agent, to the Warrantholder a duly executed share certificate for the number of Warrant Shares issued to it or make an appropriate entry into the electronic register of the Company’s shares and shareholders with confirmation of such entry to be delivered to the Warrantholder.

6.3	Upon the Company’s receipt of the Subscription Price therefore, the Warrant Shares issued upon exercise of vested Warrants shall be fully paid and non-assessable.

6.4	No fractions of a Warrant Share shall be allotted or issued on the exercise of any Warrants. If the exercise of any Warrants would require a fraction of a Warrant Share to be allotted, the aggregate number of Warrant Shares so allotted to a Warrantholder will be rounded down to the nearest whole Warrant Share. In the event of such rounding down for fractional shares, no refund will be made to the Warrantholder.

7.	LAPSE AND TERMINATION

This Agreement shall automatically lapse and terminate upon the earlier of:

(a) the full exercise of all the Warrants; or

(b) the expiry of all the Warrants (which have not already been exercised) in accordance with Clause 4;

provided that nothing in this Clause 7 shall release any Party from liability for breaches of this Agreement which occurred prior to its termination.

8.	VARIATION

The provisions of this Agreement may be amended, varied, replaced or otherwise changed in any way at any time with the prior written consent of the Company and the Warrantholder.

9.	CONFIDENTIALITY

9.1	Each Party undertakes to keep confidential and at all times not disclose publicly or to any third party without the prior written consent of the other Party the terms of this Agreement, the substance of any negotiations between the Parties relating to this Agreement and any other information received or obtained as a resulting of entering into this Agreement, unless and to the extent that:

(a) the disclosure or use is required by law, any governmental or regulatory body, or by any recognised securities exchange on which the shares of the Company is listed;

(b) the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(c) the disclosure is made to the bankers, professional advisers, consultants, related corporations or affiliates of any Party (collectively, the “Representatives”) for the purpose of this Agreement or for a purpose connected or related to the operation of this Agreement, on terms that each Representative receiving the information agrees to comply with the provisions of this Clause 9 in respect of such information as if it were a party to this Agreement;

(d) the disclosure is made by a Party to its existing or potential investors, on terms that each such investor receiving the information agrees to comply with the provisions of this Clause 9 in respect of such information as if it were a party to this Agreement;

(e) the information is or becomes publicly available (other than by breach of this Agreement);

(f) the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use; or

(g) the information is independently developed by the recipient or is lawfully in its possession prior to the disclosure to it of the information,

provided that prior to disclosure or use of any information pursuant to Clause 9.1(a), the Party concerned shall, to the extent permitted by law, promptly notify the other Party of such requirement.

9.2	Without prejudice to the generality of the foregoing, each Party shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees, officers and directors whose duties will require them to possess any of such information, shall have access thereto, and that they shall be obliged to treat the same as confidential.

9.3	If a Party or any of its Affiliates or their respective Representatives have disclosed any confidential information in breach of any provisions of this Agreement, they shall immediately notify the other Party in writing of such breach.

9.4	The obligations contained in this Clause 9 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

10.	ASSIGNMENT OR TRANSFER

10.1	All rights and obligations hereunder, are personal to the Parties and a Party shall not assign or transfer all or part of its rights or obligations under this Agreement without the prior written consent of the other Party.

10.2	Unless the Warrantholder has obtained the prior written consent of the Company, the Warrantholder shall not assign, transfer, mortgage, charge, declare a trust over, or deal in any other manner with its Warrants or any of its rights under this Warrant.

11.	NO PARTNERSHIP

The relationship between the Parties shall not constitute a partnership.

12.	NO WAIVER

No failure on the part of any Party to exercise and no delay on the part of any Party in exercising any right hereunder will operate as a release or waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it.

13.	NOTICES

All notices, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and in the English language and shall be sent to the recipient at its address, or electronic mail address set out below, or as otherwise directed by the recipient by notice given in accordance with this Clause 13.

The Company	Fat Projects Acquisition Corp

27 Bukit Manis Road, Singapore 099892

Email: david@fatprojects.com / nils@fatprojects.com

Attention: David Andrada / Nils Michaelis

With copy to:

Avanseus Holdings Pte. Ltd.

230, Victoria Street, #15-01/08, Bugis

Junction, Singapore 188024

Email: bhargab.mitra@avanseus.com

Attention: Chief Executive Officer

The Warrantholder	Crystal Technology Services Pte. Ltd.

446 Hougang Avenue 08, #08-1633,

Singapore 530446

Email: thukkaram@crystalts.com

Attention: The Board of Directors

Any such notice, demand or communication shall be deemed to have been duly served immediately if hand delivered or one (1) Business Day after sending by local courier and in proving the same it shall be sufficient to show the receipt from the local courier showing that package was duly addressed and the date on which it was sent or (if given or made by electronic mail) immediately and in proving the same it shall be sufficient to show the electronic mail has been sent in full to the recipient’s electronic mail address.

14.	RIGHTS OF THIRD PARTIES

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any provision of this Agreement.

15.	COSTS

The Parties to this Agreement shall bear their own costs and disbursements incurred in the negotiation and preparation of this Agreement and of matters incidental to this Agreement.

16.	ENTIRE AGREEMENT

This Agreement and any other documents delivered pursuant to this Agreement (i) contain the entire agreement of the Parties with respect to the subject matter hereof and (ii) supersede all prior agreements, arrangements, understanding, promises, covenants, representations and communications between the Parties, whether written or oral, with respect to the subject matter hereof. Each Party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement. Each Party agrees that it shall have no claim for innocent or negligent misrepresentation based on any statement in this Agreement.

17.	GENERAL

17.1	As all Parties have participated in the drafting of this Agreement, the Parties agree that any Applicable Law or rule requiring the construction of this Agreement or any provision hereof against the Party drafting this Agreement shall not apply.

17.2	The illegality, invalidity or unenforceability of any provision (or part thereof) of this Agreement under the law of any jurisdiction shall not affect the legality, validity or enforceability of the remainder of such provision or any other provision.

18.	COUNTERPARTS

This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which, when so executed, shall be an original, but all counterparts shall together constitute one and the same document. Signatures may be exchanged by e-mail, with original signatures to follow. Each Party agrees to be bound by its own electronic signature and that it accepts the electronic signature of the other Parties.

19.	GOVERNING LAW AND DISPUTE RESOLUTION

19.1	This Agreement shall be governed by, and construed in accordance with, the laws of Singapore.

19.2	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this clause. The seat of the arbitration shall be Singapore. The Tribunal shall consist of one (1) arbitrator. The language of the arbitration shall be English.

Schedule 1

FORM OF EXERCISE NOTICE

EXERCISE NOTICE

To:

[AVANSEUS HOLDINGS CORPORATION],

formerly known as Fat Projects Acquisition Corp.

(the “Company”)

230 Victoria Street

#15-01/08 Bugis Junction

Singapore 188024

Date: [☐]

This Exercise Notice is issued pursuant to Clause 4.4 of the Share Warrant Agreement dated [●] 2022 entered into between us and the Company (the “Agreement”). Terms defined in the Agreement have the same meanings when used in this Exercise Notice,

We hereby exercise the Tranche [1 / 2 / 3 / 4] Warrants in respect of [NUMBER] Warrant Shares, and confirm payment in the sum of [AMOUNT], being the aggregate Subscription Price payable for those Warrant Shares.

We direct the Company to:

1. procure the allotment of the Warrant Shares to us in accordance with the terms of the Agreement, to be held subject to the Constitution; and

2. enter our name, in the register of members of the Company and to issue a share certificate for the relevant number of Warrant Shares to us.

Signed by

Name: [☐]

Title: [Director]

for and on behalf of

[NAME OF WARRANTHOLDER]

Schedule 2

REGISTER

1.	The Company shall keep and maintain the Register and there shall be entered in the Register:

(a) the names and addresses of the Warrantholder;

(b) the number of Warrants held by the Warrantholder;

(c) the date on which the Warrantholder was registered as a Warrantholder;

(d) the date on which the Warrantholder exercises any Warrants and the number of Warrants Shares to be issued pursuant to such exercise;

(e) the date at which the Warrantholder ceased to be a Warrantholder.

2.	The Company shall amend the Register after receiving notice of a change in the Warrantholder’s details.

3.	The Warrantholder or any person authorised by a Warrantholder, shall be at liberty to request the Company to provide a copy of the Register for inspection.

5.	The Company shall be entitled to treat each person named in the Register as a Warrantholder as the absolute owner of a Warrant and, accordingly, shall not, except as ordered by a court of competent jurisdiction or as required by law, be bound to recognise any equitable or other claim to or interest in a Warrant on the part of any other person, whether or not it shall have express or other notice of such a claim.

5.	Every Warrantholder shall be recognised by the Company as entitled to its Warrants free from any equity, set-off or cross-claim against the original or an intermediate holder of such Warrants.

Schedule 3

TERMINATION OF SHARE WARRANT AGREEMENT DATED 17 DECEMBER 2021

This Termination Agreement is entered into as of [●], 20[●] by and between:

(1) AVANSEUS HOLDINGS PTE. LTD. (Company Registration Number: 201526265R), a company incorporated under the laws of Singapore, whose registered office is at 230 Victoria Street, #15-01/08, Bugis Junction, Singapore 188024 (the “Company”); and

(2) CRYSTAL TECHNOLOGY SERVICES PTE. LTD. (Company Registration Number: 201802980W), a Singapore private company limited by shares, whose registered office is at 446 Hougang Avenue 08, #08-1633, Singapore 530446 (the “Warrantholder”),

In consideration of the mutual covenants and agreements set forth herein and the entry of Warrantholder and FAT PROJECTS ACQUISITION CORP. into that certain new Share Warrant Agreement dated [●], 2022, the Warrantholder and the Company hereby agree that the old Share Warrant Agreement dated 17 December 2021 between the Company and Warrantholder is hereby terminated without any remaining liability on the part of either Warrantholder or the Company other than the obligation to continue to comply with the provisions thereof that expressly survive termination as provided therein.

IN WITNESS WHEREOF this Termination Agreement has been entered into on the date stated at the beginning.

AVANEUS HOLDINGS PTE. LTD.

a Singapore private company

limited by shares

Name:

Title:

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.

a Singapore private company

limited by shares

Name:

Title:

IN WITNESS WHEREOF this Agreement has been entered into on the date stated at the beginning.

FAT PROJECTS ACQUISITION CORP,
a Cayman Islands exempted company
limited by shares

By:

Name:

Title:

CRYSTAL TECHNOLOGY SERVICES PTE. LTD.,
a Singapore private company
limited by shares

By:

Name:

Title: